Exhibit 99.1

Introductory Note: Certain numerical items in the following transcript have been corrected and are shown in brackets in the appropriate location in the text.

DLTR - Q1 2020 Dollar Tree Inc Earnings Call
EVENT DATE/TIME: MAY 28, 2020 / 9:00 AM ET

CORPORATE PARTICIPANTS
Gary M. Philbin, Dollar Tree, Inc. - CEO
Kevin S. Wampler, Dollar Tree, Inc. - CFO
Michael A. Witynski, Dollar Tree, Inc. - President
Randy Guiler, Dollar Tree, Inc. - VP of IR

CONFERENCE CALL PARTICIPANTS
Chandni Luthra, Goldman Sachs Group Inc., Research Division - Associate
Edward Joseph Kelly, Wells Fargo Securities, LLC, Research Division - Senior Analyst
Michael Lasser, UBS Investment Bank, Research Division - MD and Equity Research Analyst of Consumer Hardlines
Michael David Montani, Evercore ISI Institutional Equities, Research Division - MD
Paul Trussell, Deutsche Bank AG, Research Division - Research Analyst
Paul Lawrence Lejuez, Citigroup Inc., Research Division - MD and Senior Analyst
Peter Jacob Keith, Piper Sandler & Co., Research Division - Director & Senior Research Analyst

PRESENTATION

Operator
Good day, and welcome to the Dollar Tree, Inc.'s First Quarter Earnings Conference Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Randy Guiler, VP, Investor Relations. Please go ahead, sir.

Randy Guiler - Dollar Tree, Inc. – VP of IR
Thank you, Shannon. Good morning, and welcome to our call to discuss Dollar Tree's performance for the first quarter of 2020. On today's call will be CEO, Gary Philbin; Enterprise President, Mike Witynski; and CFO, Kevin Wampler.

Before we begin, I would like to remind everyone that various remarks that we will make about future expectations, plans and prospects for the company constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors included in our most recent press release, most recent 8-K, 10-Q and annual report, which are on file with the SEC. We have no obligation to update our forward-looking statements, and you should not expect us to do so.

At the end of our prepared remarks, we will open the call to your questions. Now I will turn the call over to Gary Philbin, Dollar Tree's Chief Executive Officer.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Thank you, Randy. Good morning, everyone. First, from all of us, our report today is against the backdrop of the COVID-19 impact across our country. Our hearts go on to all those affected. Today's Q1 report reflects a number of accomplishments and callouts during a quarter that was impacted, unlike any other, due to the effect of COVID-19.

First, our results around the core businesses of both business speaks to the resiliency and strength of both Family Dollar and Dollar Tree in the communities we serve. The investments we have made in our Family Dollar business in our H2 stores and assortment have been highlighted during this critical time. Second, we took quick action to protect individuals with enhanced cleaning protocols to keep the facilities clean and sanitized. We encourage social distancing guidelines as recommended by the CDC and provided PPE supplies, including masks and gloves. Additionally, we have installed more than 60,000 plexiglass shields in store checkouts. Third, our efforts to get the right products to the distribution centers and stores have been the key priority for merchants across both banners. We worked closely with vendor partners to support and streamline shipments of needed essentials. And finally, all of this could not be accomplished without the leadership of our teams across 48 states and 5 Canadian provinces. Their efforts have been remarkable, and it is humbling to see the dedication they have with their teams and for their communities. I could not be more proud of all these and the many other accomplishments against the COVID-19 crisis that's impacted our country and company.

Family Dollar's comp of 15.5% reflected the initial impact of household stocking up on basic goods in March related to the disease. The consumable side of the business delivered a 17-plus comp, and was strong throughout the quarter. On the discretionary side, comps were positive up to Easter. And then we saw an acceleration through the end of the quarter around the home and other discretionary categories, resulting in a discretionary comp of just under 9% for Q1. Operating income for Q1 improved 230 basis points. But despite the impact of selling record volumes of lower-margin consumables and incurring the additional costs related to COVID-19, Dollar Tree's comp decreased 90 basis points, driven by the impact on Easter selling and our party business in general, from the executive orders for shelter-in-place mandates. The combined impact of the party, Candy and Easter categories negatively affected Dollar Tree's overall comp by 490 basis points. Following Easter, discretionary comps were nearly flat for the remainder of the quarter. Operating margin was 9.2%, reflecting a negative top line comp and a heavier consumable mix along with COVID costs. All COVID costs related -- all related COVID costs incurred for our wage premiums and for front-line associates, guaranteed sales bonuses for field management and supplies for keeping our facility safe totaled just over $73 million.

Now I'll turn the call over to Mike.

Michael A. Witynski - Dollar Tree, Inc. – President
Thank you, Gary, and good morning. Before I get into the details regarding our Q1 performance, I want to share a little bit about the associates and their remarkable work and dedication. I want to thank our teams for all they've accomplished each and every day for the last 9 weeks. Our entire leadership team is inspired and very much appreciative of their individual commitments and their collective team efforts across Dollar Tree and Family dollar. In our stores, in our DCs and in our store support center, I am very proud of the dedication of our associates.

Regarding Dollar Tree's response to COVID-19, our company took aggressive and decisive actions early on to protect our teams and our shoppers. In early March, we activated our business response team led by risk management and human resources with representation from each functional area in the company. The group worked around the clock to assess the situation, develop policies and procedures and take action where necessary. I would like to recognize the leadership and efforts of our business response team to support our front-line workers.

Steps we've taken to provide clean and safe environments include: our store associates are practicing social distancing as recommended by the CDC, and we continue to ask that customers also follow these guide items. We dedicated the first hour each morning to serve at-risk customers. We continue to provide store teams with hand sanitizer and cleaning supplies, for high-frequency enhanced cleaning protocols. We closed stores at 8PM to provide associates adequate time for cleaning the store and restocking shelves with essential high-demand products. We supply personal protective equipment, including nonmedical face masks and gloves for associates to wear during their shifts. We have implemented associate health screenings to ensure that we are minimizing the potential for exposure. We've installed plexiglass guards at the check lane in all stores to assist in protecting shoppers and our cashiers.

Stores are now equipped with contactless payment through tap-to-pay with Visa, MasterCard, Apple Pay and Google Pay. We are committed to meeting or exceeding all relevant local and state requirements. By taking these steps, we have been able to keep all stores open as an essential business.

Also in March, we announced our plans to hire 25,000 new associates, a target which we have exceeded. Our stores play a valuable role in the communities we serve, and we are dedicated to both serving customers and being an employee of choice, especially in this critical time of need.

Now to our first quarter performance. Sales grew 8.2% to $6.2[9] billion. Consolidated same-store sales increased 7% and we delivered an EPS of $1.04. For the Dollar Tree segment, our 90 basis point decline in sales was materially impacted by weakness in party, Candy and Easter seasonal categories. We were well prepared for the Easter season with products in stores and set during February, following our strong valentine season.

As stated in our March 31 business update, Dollar Tree had a 7.1% comp increase for the first 8 weeks of Q1, but was beginning to see a material drop off due to traffic and the initial shelter-in-place as we approached Easter. In March, seemingly overnight, there was a hyper focus on stocking up consumables at concern spread, schools, shared services, weddings and parties were canceled and widespread stay-at-home orders were mandated. We saw a material decline in demand for many of the seasonal and discretionary products related to celebrations and large gatherings.

As Gary mentioned, the combination of party category and Easter seasonal product negatively impacted Dollar Tree's Q1 comps by approximately 490 basis points. For the quarter, the consumables delivered a positive [7]% comp and the discretionary side of the business was down nearly 9%. Prior to the slowdown, our Valentine seasonal category comped over 4% with a strong sell-through. Categories that performed well, included household consumables, food, personal care and crafts. We continue to see great traction in our stores with the new Crafter's Square program. We added the Crafter's Square assortment to more than 2,400 Dollar Tree stores in quarter 1. Our customers are responding to the new offerings and the great values.

For the quarter, Dollar Tree's comp transaction count was down 11.7%, while comp average ticket increased 12.2%. As consumers in general have been shopping less, but buy more, a trend that has been seen across retail. Interesting, our consumables versus the discretionary mix. Through Easter, it was 55% consumables. For the period following Easter through quarter end, there was 50-50 balance. And for the first 4 weeks of Q2, we've seen a shift to 55% discretionary. Regarding Family Dollar segment sales highlights for the first quarter include: the team delivered a 15.5% same-store sales increase on top of a 1.9% comp and Q1 a year ago. This was comprised of a 17.1% increase in average ticket, partially offset by a 1.4% decline in transaction count. The sales strength was broad across the geography, each zone delivering a comp increase of 13% to 19%. Regarding cadence of comps in the quarter, February was slightly positive. We had an extremely strong March with customers stocking up on consumables. As provided in our business update, the Family Dollar comp was 14.4% through the first 8 weeks of the quarter. The team delivered great results in April with strength in many of our discretionary categories. The consumable side of the business delivered a 17-plus-percent comp, and discretionary comp was just under 9%.

We continue to be very pleased with the performance of our H2 stores, with comps continue to outperform the chain average by 10-plus percent. Regarding real estate for the enterprise during the quarter, we completed more than 350 projects, including 99 new stores, 21 relocations, 220 Family Dollar H2 renovations early in the quarter and then 14 store closings, primarily at the end of lease term. We ended the quarter with 15,370 stores.

I'm very proud of our leaders throughout the organization, including our store and field leadership teams, our merchant teams, our distribution center and supply chain teams and our store support center team. I will now turn it to Kevin to provide more detail on our first quarter performance.

Kevin S. Wampler - Dollar Tree, Inc. – CFO
Thank you, Mike, and good morning. Consolidated net sales for the first quarter increased 8.2% to $6.29 billion, comprised of $3.21 billion of Family Dollar and $3.08 billion of Dollar Tree. Enterprise same-store sales increased 7%, and on a segment basis, comps from Family Dollar increased 15.5% and Dollar Tree decreased 0.9%. Overall gross profit increased 3.9% to $1.79 billion, gross margin of 28.5% compared to 29.7% in Q1 2019. Gross profit margin for the Dollar Tree segment decreased to 31.9% compared to 34.5% in the prior year's quarter.

Factors impacting the segment's gross margin performance for the quarter included, merchandise costs, including freight, increased approximately 140 basis points. Dollar Tree saw a 4.2% shift in mix to lower margin consumables from higher-margin discretionary merchandise related to the soft Easter selling season and pandemic demand. Higher costs from the impact of an incremental $18 million of tariff costs and higher freight costs were partially offset by improved mark-on.

Markdown costs increased approximately 40 basis points, resulting from increased seasonal markdowns to the lower Easter sell-through. Distribution costs increased approximately 30 basis points, primarily due to higher payroll costs and depreciation. DT payroll costs included approximately $3.5 million or 10 basis points of hourly premium pay for all hourly DT associates for hours worked since March 8 and guaranteed sales bonuses.

Occupancy costs increased approximately 30 basis points due to loss of leverage on the comp sales decrease in the quarter and shrink increased approximately 25 basis points based on unfavorable inventory results and an increase accrual rate. Gross profit margin for the Dollar Tree segment improved 60 basis points to 25.4% during the first quarter. The year-over-year improvement was due to the following: Occupancy costs decreased approximately 105 basis points as a result of leverage from the comp sales increase and the increased expense in the prior year related to the acceleration of amortization of right-of-use assets from store closures. And shrink decreased approximately 30 basis points resulting from an increase to the accrual rate in the prior year quarter and improved inventory results in the current year. These benefits were partially offset by merchandise costs, including freight that increased approximately 55 basis points, primarily due to a 1.6% mix shift to lower margin consumable merchandise as a result of pandemic demand, and higher freight costs, partially offset then through initial mark-on. And distribution costs increased approximately 15 basis points due to increased payroll costs at the DCs. These costs include approximately $2.7 million or 10 basis points related to the hourly premium pay for all hourly DC associates for all always worked since March 8 and guaranteed sales bonuses.

Consolidated selling, general and administrative expenses improved 40 basis points to 22.7% of net sales. For the first quarter, the SG&A rate for the Dollar Tree segment as a percentage of net sales increased to 22.7% compared to 21.2% in Q1 of 2019. The increase was primarily due to approximately 145 basis points in payroll costs comprised of the following: Store hourly payroll increased approximately 120 basis points due to the store hourly premium paid to all hourly associates beginning March 8. The premium paid totaled $30 million for the quarter. Field management payroll increased approximately 15 basis points due to loss of leverage from the decrease in comparable store net sales and $800,000 of guaranteed bonuses paid.

Store sales bonus expense increased approximately 10 basis points as a result of $2.7 million of guaranteed fund payout. Store supply costs increased approximately 10 basis points from the result of the installation of plexiglass guards and an incremental cost for PPE. Inventory service expense decreased approximately 10 basis points due to the postponement of inventories from March 15 through the end of the quarter. The SG&A rate for the Family Dollar segment improved approximately 170 basis points to 19.9% compared to 21.6% for the first quarter of 2019. The improvement was primarily due to the leverage on stronger same-store sales.

Payroll expenses improved 65 basis points, driven by leverage from the strong comp. Store hourly premium pay totaled $22.3 million and guaranteed bonuses totaled $1.6 million. Occupancy costs improved 55 basis points. Operating expenses decreased by approximately 40 basis points, resulting primarily from reduced advertising and travel as a percentage of sales, and depreciation and amortization expense decreased approximately 10 basis points.

Additionally, corporate and support shared service expense as a percentage of sales improved 20 basis points, primarily related to leverage on stronger sales in the current year and cycling store support center consolidation costs from the prior year. Operating income was $365.9 million compared with $385[.5] million from the same period last year, and operating income margin was 5.8% compared to 6.6% in last year's quarter. The current year's quarter included $73.2 million in COVID-19-related expenses.

Nonoperating expenses totaled $40.7 million, comprised primarily of net interest expense and our effective tax rate was 23.9% compared to 22.1%in the prior year's first quarter. The company had net income of $247.6 million or $1.04 per diluted share, which included $73.2 million or $0.23 per diluted share of incremental operating costs for COVID-19-related expenses. This compares to net earnings of $267.9 million or $1.12 per share in the prior year quarter.

Combined cash and cash equivalents at quarter end totaled $1.76 billion compared to $539.2 million at the end of fiscal 2019. Outstanding debt as of May 2, 2020, was approximately $4.3 billion, which included $750 million drawn on our revolving line of credit. Inventory for Dollar Tree at quarter end increased 4% from the same time last year, while selling square footage increased 7.2%. Inventory per selling square foot decreased 3%. The team is actively managing the mix of inventory to rebuild essential goods while controlling categories such as party saw a decrease in demand in the first quarter. Inventory for Family Dollar at quarter end decreased 10.6% from the same period last year, while selling square foot decreased 3.9% based on store closures in the prior year. Inventory per selling square foot decreased 7%. Our Family Dollar inventory reflects higher than normal out-of-stock in certain categories. Our merchants, supply chain and vendors are working diligently to improve our positions to meet increased product demand going forward.

Capital expenditures were $235.8 million in the first quarter versus $209.2 million in Q1 last year. For fiscal 2020, we're now planning for consolidated capital expenditures to be approximately $1 billion compared to our original guidance of $1.2 billion. Changes to our capital expenditure plan, we now expect to open 500 new stores compared to our original plan of 550. These will be comprised of 325 Dollar Tree and 175 Family

Dollar, which includes a reduction of 25 planned stores for each banner. Due to the COVID-19-related suspension of our H2 renovation program, we are now planning 750 Family Dollar H2 for fiscal 2020 compared to our original plan of 1,250. Additionally, we've seen a reduction in our capital needs for supply chain based on finalization of projects for the year.

Depreciation and amortization totaled $165.5 million for Q1 compared to $151.2 million in the first quarter last year. For fiscal 2020, we now expect consolidated depreciation and amortization to range from $670 million to $680 million. While we are not providing sales and EPS guidance, I do want to provide a few data points for your modeling. Net interest expense is expected to be approximately $39 million in Q2 and $160 million for fiscal 2020. The tax rate is expected to be 23.2% for the second quarter and 22.7% for fiscal 2020. Weighted average diluted share counts are seemed to be 238 million shares for Q2 and 237.9 million shares for the full year.

As reported in our March business update, the company withdrew our prior Q1 and fiscal year guidance. Due to the continuing uncertainties, we have limited visibility to our future business trends, which results in a wide range of potential outcomes for our 2020 financial performance. We're in a strong financial position and remain confident in our business and ability to drive long-term shareholder value. I will now turn the call back over to Gary.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Thank you, Kevin. The current macro environment was obviously not contemplated in painting our business for fiscal 2020. Our performance in Q1 validates that Dollar Tree and Family Dollar are important to shoppers in times of need, especially for their daily essentials. With more than 38 million Americans filing unemployment claims in just the past 9 weeks, we believe families need value and convenience more now than ever before. We have a resilient business model, a very strong balance sheet, an experienced leadership team and tremendous opportunity to continue serving customers with those values and conveniences they seek. I cannot say enough about our store and distribution center teams. They have been up to the challenge in being nimble and agile in a quick changing work environment and committed to running the business through an unprecedented time. To recognize our efforts, we have rewarded our hourly store in DC, incented with wage premiums going back to March 8. This investment in our front-line associates has totaled approximately $95 million to this point, $63 million incurred in the first quarter.

We were also pleased to welcome more than 25,000 new associates to the organization during the quarter. Q1 is in the books. We finished the quarter strong. The momentum has carried into our second quarter. While we are still less than 4 weeks into the quarter, I am pleased to say that business has been good at this point.

At Dollar Tree, we have seen an improvement on the discretionary side of the business. In fact, with the exception of party paper, discretionary categories are comping positive in Q2. Categories performing well include crafts, kitchenware, lawn and garden, hardware, toys. They're all performing well. We had a strong Mother's Day and school graduation sales. Crafter's Square, like Mike discussed, continued to gain momentum and is now available in more than 3,000 Dollar Tree stores. In the balloon business, which was hindered in 2019 by the Helium shortage, has bounced back nicely. The comp performance at this early stage in the quarter has returned to a level we are accustomed to seeing from Dollar Tree.

At Family Dollar, we believe the current environment with family staying close to home is provide us an opportunity to showcase improvements we have been working very hard on in recent years. Our investment in the Family Dollar store base with our H2 renovations has been a key driver since we accelerated our renovations a year ago. Now with customers and communities needing us more than ever, they are being introduced into a format that has a better shopping experience when they need it most. I'm also pleased with the work of the merchant team and the traction we are seeing on the discretionary side of the business. Our customers have moved from all things essential to more purchases to support their at-home and outdoor living. Discretionary momentum that we saw late in Q1 had certainly continued into the second quarter as well. Q2 is off to a very good start in Family Dollar.

That said, we do expect this to continue to be an extremely volatile consumer environment. Factors impacting retail will continue to be evolution of the macroeconomic factors, including unemployment rates, variability in vendor supply chains being able to meet product demands, volatility in consumer demand related to the crisis, the value and timing of government stimulus, the duration degree and geographic breadth of bearing shelter-in-place mandates, the evolving competitive landscape across retail and restaurants and our incremental costs related to managing the business during the COVID crisis.

We continue to focus on making meaningful progress to grow and improve our business for both brands. We believe we are well positioned in the most attractive sector of retail to deliver continued growth and increase value for our shareholders. The combination of more than 15,300 Dollar Tree and Family Dollar stores provides us the opportunity to serve more customers in all types of markets.

Operator, we're now ready to take questions.

QUESTIONS AND ANSWERS

Operator
We'll take our first question from Edward Kelly of Wells Fargo.

Edward Joseph Kelly - Wells Fargo Securities, LLC, Research Division - Senior Analyst
I wanted to ask you about the comp cadence. Could you talk a little bit more about the trends that you saw in April, both leading up in the Easter and then after Easter. And then what we have seen so far each banner? And then you provided some qualitative commentary. I'm curious if you could provide some more specific color on May and what you have seen to date from a comp perspective.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Ed, this is Gary. Let me characterize it this way. Obviously, on the Dollar Tree side, Easter was the first week of April. So we really saw the impact of shelter-in-place mandates going in, traffic dropped and Easter was not on anyone's mind going into the holiday. So the bigger seasonal impact to Dollar Tree was the Easter holiday basically evaporating. But post Easter, traffic, while negative, moderated, and maybe more importantly, what we saw people buying also changed, too, from the hoarding of essentials, move to some of the other elements of what people were buying around stay at home, which meant children are were out of school, so more stationary, more back-to-school, toys for kids.

And Family Dollar was maybe slightly a little different, not as big of a holiday effort at -- for Easter at Family Dollar and at least around pure Easter. But the things that get impacted at Family Dollar are things like people grill out, it's a family celebration, it's apparel. But I would describe it the same way. Post Easter holiday, we saw folks get back into buying more of what they needed around home living and outdoor celebration, I would call it. And with more folks at home, obviously, we're experiencing the essentials spiking of both banners. So as we go into May, while we see some traffic down, we see baskets go up and we see the breadth of what folks are buying being expanded beyond -- clearly beyond the essentials. So we like what we see going into end of April, and it's carrying on into May.

Edward Joseph Kelly - Wells Fargo Securities, LLC, Research Division - Senior Analyst
All right. And then maybe just a follow-up from the margin perspective, particularly around the core Dollar Tree business. This has been a 35%, 36% gross margin business for a very long time. You've had some headwinds recently. A lot of it seems like it could just be transitory. Is there any reason to think you can get back to that range? And can you get back there soon, meaning Q2, Q3 at some point this year.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Well, I don't have a crystal ball that says what's going to happen exactly to the macro environment. There's no reason Dollar Tree can't get back to 35% and 36% with what we see on how we're selling our assortment. Even now, I like how the mix is occurring at Dollar Tree. The impacts that we're experiencing from COVID, everything on the supply chain. And it's everything, from how we need the DCs to run on the priorities of getting key vendors into the DCs and out to stores, we're spending extra on. When we are buying low-value essential, big Q low-value that impacts the cost of the freight coming in and out of our margin as well, and obviously, we think the current wage premiums. Long term, there's no reason. I don't know that I see it in Q2 or in the back half of the year, I dare make a guess on how the retail environment will be. But what we're buying in the value for Dollar Tree is as great as ever. Mike called out Craft. I mean here's a category that really didn't even live in Dollar Tree last year to any extent. And our customers have welcomed it wildly in the stores that we put it in, and that's the nature of Dollar Tree. We find something, we build it. You're on the new thing, and that's really the underpinning to what's going to drive margin. The thing that we've got to handle on the expense side, I've always said, given enough time, we'll scurry around the rocks, but the key to Dollar Tree's magic is keeping the magic of incredible value in front of our customer on the product we're selling.

Operator
Our next question will come from Chandni Luthra of Goldman Sachs.

Chandni Luthra - Goldman Sachs Group Inc., Research Division – Associate
This is Chandni on behalf of Kate McShane. Could you guys talk a little bit more about stimulus in terms of sort of when did trends start to improve for you post Easter, like has that continued? Because we're only starting to hear -- we are also hearing from some customers, anecdotally that some customers are only getting payments right now. So could you talk about how you're seeing stimulus impact the business?

And then is there a parallel to be drawn with tax refunds? We heard 1 retailer talk about it. So do you see that kind of a tailwind in terms of duration, similars versus tax refunds?

Gary M. Philbin - Dollar Tree, Inc. – CEO
Chandni, we're getting a lot of echo on your first question. Was it around how we're seeing customers with the stimulus check?

Chandni Luthra - Goldman Sachs Group Inc., Research Division - Associate
Yes, that is correct. So basically, my question is, is there a parallel between stimulus checks and tax refunds?

Michael A. Witynski - Dollar Tree, Inc. – President
Yes. So yes, we are seeing some impact as the stimulus gets released into the market and the tax refunds, especially on the Family Dollar side. And as Gary described, we saw some nice momentum in our discretionary side of the business with our home and grilling and clothes. So we can see a correlation of the stimulus dollars being released and an increase in our basket size.

Chandni Luthra - Goldman Sachs Group Inc., Research Division - Associate
Got it. And then if I could get a follow-up. I'm sorry, go ahead.

Michael A. Witynski - Dollar Tree, Inc. – President
Yes. We were just wondering what your follow-up -- your second question was?

Chandni Luthra - Goldman Sachs Group Inc., Research Division - Associate
Yes. So in terms of your global supply chain, in light of the disruption this year we've seen and then with tariffs last year, are there any efforts to kind of realign sourcing globally?

Gary M. Philbin - Dollar Tree, Inc. – CEO
Well, this ripple effect of the COVID impact, obviously, it started in Asia and then has moved into the U.S. side. And so initially, when we saw the disruption in Asia. Parallel was just the short-term effect of factories shutting down right after Chinese New Year. I would say that rebounded fairly quickly to the point that other than being measured a few weeks late on some shipments. That was something that moderated and now is not an issue for us. On the domestic side, however, the spike in demand on domestic essentials. It is something that all retailers are chasing and it varies by vendor, it varies by geography and anything that's related to cleaning, toilet paper, paper towels. While they're all getting better and we're selling record amounts, it's still something that we're probably going to be chasing, I think, into June, and I would guess maybe July with some vendors. But it's getting better week by week, and we see it in our sales.

But it's almost shifted more to the discretionary side now. Some of the things that folks are buying are imports. We're having to go back and take a look at orders on inbound and up those. So it's been a changing shift in dynamic from when it got started, if go all the way back to the impact to China. On supply chain, U.S. domestically and now what people are buying. And so I think about it almost in those 3 stages, how we're running our business and where the priorities are.

Operator
And our next question will come from Michael Montani of Evercore.

Michael David Montani - Evercore ISI Institutional Equities, Research Division - MD
I just had 2 questions. The first was on the tariff front. I think initially, there was discussion of around $45 million plus of impact in the first half of this year. So I wanted to see if $20 million to $25 million is probably about right for 2Q.

And then on the COVID expense side, you called out some of the initial labor costs to expect into 2Q. I was hoping to understand if there's additional kind of PP&E safety equipment run rate that we should be factoring in here and how normal and ongoing that would be?

Kevin S. Wampler - Dollar Tree, Inc. – CFO
Sure. Michael, it's Kevin. As it relates to the tariffs. Again, to your point, we -- at the beginning of the year, we stated the fact that tariffs were an incremental $47 million this year, primarily on the Dollar Tree side. And again, part of it is annualization of List 3 at 25% and then obviously List 4 as well. And as we called out $25 million at that point in time at the beginning of the year, we said $25 million in Q1. It's actually annualized. It came in about $23 million, $18 million at Dollar Tree and $5 million at Family Dollar. So we look at Q2, again, we do expect roughly -- I think it's a little less than what we probably initially expected. We really expected it to be around $20 million. I think it may be closer to $15 million. Part of that is just due to some timing as we continue to work with supply chain and what comes in when. But I do believe it'll be about $15 million roughly in Q2. As it relates to COVID and the costs there, again, obviously, we did have significant cost in Q1 as we ramped up PPE supplies. Again, we also did, as Gary mentioned, 60,000 plexiglass shields in our stores, which is probably a bigger cost than the supplies, at the end of the day, to put those in place in a very rapid order. As we go forward, we are expecting, again, to incur additional supply costs as we continue to make sure that our stores have the PPE. They need masks, gloves accordingly as to keep them safe and as mandated in many areas. As well as additional cleaning supplies and sanitizers in our stores, additional cleaners to -- for the enhanced cleaning protocols we have on a daily basis in our stores. Again, it's hard to predict what it will be for Q2, but it will continue forward. And again, that's one of those unknowns and one of the reasons why we really can't give guidance going forward.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Michael, I would just add, the biggest -- lion's share of that once you get past these initial expenses is, obviously, the wage premium. Our folks are on a biweekly pay cycle in advance of each one. We give them our announcement that it's continued. Right now, we are out to mid-June with our associates on wage premium, so they can plan around that, too. So that's where we are right now.

Operator
Our next question will come from Paul Trussell of Deutsche Bank.

Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst
Good execution in a volatile and challenging marketplace. First question is on Family Dollar. Maybe just touch a bit more detail on what you're seeing there. Should we think that 2Q is more or less in line with 1Q results?

Also, what's the feedback been from customers as they return to the format potentially, for some, for the first time in a few years and how you plan to keep those customers there? Also, just curious on any updates on the H2 front and how you feel about your inventory and overall merchandise assortment, especially on the discretionary side, which we were planning to kind of change over this year.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Well, let me start and have Mike chime in on some of the -- what we've seen on the categories. I think Family Dollar has responded maybe even better than we might have thought going into what we didn't know what was ahead of us and our customers came in and shopped the store hard because it's -- when you think about it, its convenience, its value. And with the early and quick work we did. I think we also got addressed for being a safe place to shop with all of our protocols in store, and I think we are recognized for that, with some of our internal measurements that we saw. I think we also saw more folks sign up for our Family Dollar app, which was a pretty good signal that we're gaining some new folks for the first time into the store. So I think early on, we got -- folks needed us. I think it has moved to some recognition on even some of the early work we've done on assortment in having in-stocks.

Now I would tell you, our supply chain. We're pretty capable on supply chain around the world, but we are stressed on the domestic supply chain, like lots of other folks on essentials. And we send the essentials to stores every week. They used to last about 2 hours. I would tell you now, it's probably lasting between 1.5 day to 4 days depending on who's getting what amounts. But as much as anything, maybe our folks have risen to the occasion in their neighborhoods and communities. And we can -- when I just see the amount of thank yous that come into our stores, it's anecdotal, but I can only tell you folks that really count on the Family Dollar banner during this time. I think what's interesting are some of the category sells. I'll let Mike give you some color on that.

Michael A. Witynski - Dollar Tree, Inc. – President
Yes. Gary described in his comments, at first, with the huge demand for those first 3 weeks, it was very weighted heavily towards the consumables side and the cleaning products and paper products. And post Easter, it shifted to at-home, our apparel business is very strong, soft home housewares, home decor, toys and hardware. And the good news is you asked about our inventory position going into the year, we were very strong in inventory position on those categories. So we are able to maintain this good in-stock position for the back half of the first quarter. And now we're -- as Gary is saying, the good news is we're replenishing those sales. And as you heard from me on March 4, talk about at Family Dollar, those were the categories that we're going to work really hard on to turn around our discretionary business, with basic products, with sharper price points and trying to get it into our stores in our sets and our H2 and that's what we're replenishing with now. So we sold through our inventory. What we're buying now and the changes of our replenishment. And as you heard from Gary, it is selling just as fast as we are bringing it in. So the good news is we're chasing that product and it's turning fast. And the product that we are buying now with our new disciplines is turning and the customers are reacting to it. I would say one other piece of the pie that we didn't plan on, but it's starting to show up is in the closeout business. We believe there's going to be a lot of value at Family Dollar and Dollar Tree for closeouts going into the next several months.

Gary M. Philbin - Dollar Tree, Inc. – CEO
And if I may Paul, you asked about H2. And obviously, hard to look at March in the pandemic effect. But I would say this as we got post Easter, that H2 has continued to have a tad lift even during this time. And it's interesting that as you get into the April time frame post Easter, our rural H2, where we have most of them, outpace the urban locations. And that's not entirely surprising when you think about some of the hotspots affected the urban locations more than rural. So we're still pleased with the H2, I think, just in time. I think back to 2008, it's a different crisis, but that's about the time Dollar Tree was getting to our prototype the way we wanted it. I don't think that's dissimilar to the 1,500 H2s that we have out there that are helping us drive the business now.

Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst
That's really helpful color. My follow-up is just to get any other comments that you can provide as it relates to guidance. I know that you're not giving anything specifically, but anything else that we should keep in mind as it relates to 2Q for the balance of the year on some of the items you've mentioned were impacted in the first quarter, things like the merchandise costs, sort of markdowns and other pressures.

Kevin S. Wampler - Dollar Tree, Inc. – CFO
Yes. Paul, it's Kevin. I think as we think about it, we -- Gary's comments, he alluded to the fact that the Dollar Tree business mix has become, what we would call more normalized. So obviously, I do believe that as we look at Q2, that can be a positive compared to Q1. I think another item to continue to think about is as we look at diesel fuel costs. For Q1, they were down, on average, about 12% year-over-year. It started at the beginning of Q2, down 25%. Now it's a small piece of the overall freight rates. That's helpful.

The other thing I would mention is we began the year with the expectation that we would see increases in our import freight and with our contract that begins in May. We didn't see the increase maybe that we thought we would see. So I think there's a little benefit in the back half related to that as we go forward. So a lot of moving pieces. I think distribution costs, I think if you look at that, I think there's going to continue to be pressure on our buildings that we -- the throughput is very high right now. As you can imagine, as we try to get our inventory -- our essential inventory caught up and along with the normal business. I think there could be a little pressure as we continue there. I think the company is working on a lot of things. And as always, I think we did a good job of controlling expenses in general in Q1. And I think we'll always have about a huge focus to continue to do that as we go through the year, no different than any other year and try to keep that SG&A growth at a very reasonable point.

Operator
We'll take the next question from Peter Keith of Piper Sandler.

Peter Jacob Keith - Piper Sandler & Co., Research Division - Director & Senior Research Analyst
Gary, you'd commented that Dollar Tree is now running, I guess, in May, at a level you're accustomed to seeing. So the 2 questions on that is, would that imply kind of an up-low single-digit run rate for the quarter? And then secondly, just thinking about the exposure sort of party and celebrations, is Dollar Tree being negatively impacted at this point because there's still fewer get-togethers and potentially fewer celebrations?

Gary M. Philbin - Dollar Tree, Inc. – CEO
Well, let me answer the second one first. Clearly, we did see the impact of shelter-in-place. Obviously, parties took the biggest hit to that, but I think the resiliency of our customer and just their creativeness that we've seen out there with the drive-through birthday parties, what's been happening in graduation. We actually comped on graduation balloons last week, which I thought was just remarkable for our business. Now party is a big category for us, we split it into our celebration and paper. So the celebration is actually doing quite well right now. Party paper, as we called out before, is the piece that's lagging.

On the other hand, Crafts, a category that we didn't talk about a year ago is now a significant category in dollars. The comp is something that customers have responded to. And I think it sort of speaks to families are trying to figure out how to entertain themselves with the magic of products that you can buy for a dollar at Dollar Tree and even at Family Dollar with toys and some of the home essentials there, too. Anything related, kitchen, bathroom, bedroom, outdoor living. I mean I sort of put it into those buckets. So that's how I think about it.

And then we're early into the quarter. I think what we want to call out on the -- what we see in Dollar Tree was it's a new normal. But it's certainly, at least in terms of the categories that we are seeing respond, feels a lot more like we're used to. We don't have any huge category or maybe celebrations, holidays until we get to the back half, really, right? We go from Memorial Day, the outdoor grilling to back-to-school, whatever that's going to trend to be in the early fall.

After Easter, we like what we see. We're not having the same kind of impact on the seasonal side that we have all focused on 1 week in April with Easter. So I think that also lets us sort of spread our opportunity out there in the store on what we merchandise and what we put on display. And I think what we're encouraged with is the things that our customers needed, they have found in both stores and have bought at elevated levels now, really, Family Dollar, starting with the April time frame, and now it seems like Dollar Tree is getting back to its normal cadence.

Peter Jacob Keith - Piper Sandler & Co., Research Division - Director & Senior Research Analyst
Okay. I want to ask a separate question and maybe asking you and the team to put your economist hats on, which I know can be a little bit dangerous but it's on the federal unemployment benefit that's being paid out right now of $600 per week, that, at present time, is set to expire at the end of July. And obviously, no one can predict what will happen. But if that were to expire, do you view that as a notable negative to the business and maybe to the spending power of your core customer? Or conversely, does it allow you to pick up some share with your value offering?

Michael A. Witynski - Dollar Tree, Inc. – President
This is Mike. We think about it as that goes away that we will be in a great position as a value retailer when people are unemployed and they don't have that source of income. They will need value more than ever. And we should be in a great position to provide that for them.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Yes. It's not 2008 for all the obvious reasons. And it's -- what our customer has right now is money in their pocket. That's obviously a tailwind for anybody that has doors open. In 2008, folks lost jobs, too, and they needed us and they found us. And I think that's some of what we're planning for as we take a look into our crystal ball here, back half of the year into '21.

Operator
Our next question will come from Michael Lasser of UBS.

Michael Lasser - UBS Investment Bank, Research Division - MD and Equity Research Analyst of Consumer Hardlines
Gary, what percent of Dollar Tree sales relates to gathering? Presumably party is a big piece of that, but it extends also across seasonal and discretionary as well. Would you say it's 10% of sales? 20% higher than that?

Gary M. Philbin - Dollar Tree, Inc. – CEO
Well, that's a tough one. I mean, I would just point out sort of what we've seen is that we've seen -- if we just take a look at Easter, what was impacted was obviously the pure Easter product. Along with that, party and Candy was the 490 basis points impact for that holiday. But I think it spreads a little more out once you get past that big holiday. I think party is where we've obviously made it one of our key categories. And it's sort of bifurcated into what people can buy right now for celebration. Parties -- birthday parties are still going on. They're just happening in a different way. Graduations are still going on. They're just happening in a virtual environment. The things that get sold with that, now we're starting to see selling close to the same rates we saw before.

The party paper is a little different. That goes to some gift-giving and some other things that I think it will catch up over time. It's just a slower burn that's kind of sad. And it's -- just take a category like stationery, it means kids are at home. There are parents trying to teach virtually or online and they needed school supplies, and so a category like that picked up. I mentioned craft. But you go down the discretionary line, people are still buying now, I think, on a normal cadence of what they have been new to on dare say, a normal shopping trip. What we're just seeing is they're coming in shopping with intent. Folks aren't coming in to buy a soft drink and in a candy bar. They're coming in because they have a need and right now, Dollar Tree and Family Dollar fill that void for them.

Michael Lasser - UBS Investment Bank, Research Division - MD and Equity Research Analyst of Consumer Hardlines
And my follow-up is on the Family Dollar gross margin. It is up year-over-year but against a really easy comparison, particularly on a 2-year basis. So how should we think about the trajectory of the gross margin at Family Dollar understanding that mix might have had some issues in the first quarter? But what's it going to take to be able to get this business back to a 26% to 27% gross margin? And how quickly is it -- do you expect that, that's going to happen?

Kevin S. Wampler - Dollar Tree, Inc. – CFO
Yes, Mike, I think as far as the time line, that's maybe the harder part of the equation there. I think, obviously, we're very happy with where we're headed. And obviously, the H2 renovations are a big part of that. And just the overall work that the merchant team is doing on the discretionary side of the business also plays a big role in this. And again, I think our opportunity here is to get more people in the store, show them the assortment and the reassortment and get them excited about their Family Dollar store that they shop. And I think -- so the opportunity is there. I think, again, obviously, increased volume always helps. But I think changing our trajectory of mix potentially plays a bigger role on an overall basis. We want to sell more consumables, but obviously the discretionary categories will play a bigger role.

And then there's other things that we have to do a better job with. We've talked about shrink the last couple of years, and it's not where we wanted to be in our Family Dollar stores. And we have worked because the team is working hard, but there's more work to be done there even though we saw some improvement in Q1. I think if you look at other line items in there, obviously, markdowns have been heavy the last couple of years. I think we feel better about that as we get through this year. We talked about Q1 being more markdowns originally when we went into the plan because of the fact that we'd be working on a discretionary reassortment. But I think we've moved through that with the sales that we've seen. So I think going forward, we have this opportunity. And I think the team is working hard to make that consumer realize that it is a new assortment, a new mix and I think it'll be exciting to them.

Michael Lasser - UBS Investment Bank, Research Division - MD and Equity Research Analyst of Consumer Hardlines
Can I just clarify one thing? One of your competitors reported this morning that they've seen a moderation in their cost trends in recent days. Have you seen the same thing?

Kevin S. Wampler - Dollar Tree, Inc. – CFO
I don't think that's something that we would comment on, Michael.

Operator
Our final question will come from Paul Lejuez of Citi.

Paul Lawrence Lejuez - Citigroup Inc, Research Division - MD and Senior Analyst
Curious on the Family Dollar side, if you have any idea about the number of new customers that may have come into the network over the past several months. And then second, just to go back to the Dollar Tree gross margin. Curious, if we take mix out of the equation, if maybe you can talk about the gross margin within categories relative to themselves on a year-over-year basis, where you're seeing increases and decreases.

Gary M. Philbin - Dollar Tree, Inc. – CEO
Well for -- as I have mentioned, I would tell you anecdotally from our folks in the field that just tell us they're seeing new customers coming in. A data point we do track is on customer feedback that we see folks who identify themselves as new customer. And then on a week-in, week-out basis, we see the number of folks that actually sign up for the first time using the Family Dollar app, which we saw a spike on as people were looking for essentials. So that's our vectors, -then to the other ones that we've had an opportunity here to showcase our H2 stores, but also just improvement in our store base at Family Dollar. So that's a positive that might work.

For Dollar Tree, on the margin mix, when you think about that 490 basis point shift, I mean, I guess there's a start there. I mean that was the low point of us losing that amount of business on a key holiday in the discretionary business. And we're getting that back to normal now. And I think if you're asking the question around if we think we'll get mix and mark-on. Well, mark-on, just fine. And when we take a look at categories like Craft now that are comping outside the norm, that's going to be a help. So as we get back to a more normal mix, the mark-on's just fine and then to Kevin's point, the thing down the line that still deserve our attention, we do have to do better on shrink. We're willing to spend more in our DCs right now to get essentials to our stores. That's probably going to be with us through at least Q2, if not past that.

And when you're bringing in essentials, that does have an effect on the fact that you're paying basically the same freight on lower value trailers of bleach or paper towels or whatever it is compared to the normal mix. Those are sort of the near-term and short-term things that -- the way I'm thinking about it. But we're in a different place on mix right now, and we would expect Dollar Tree's gross margin to get the help from those that I called out.

Operator
And I'd like to turn the conference back over to Randy Guiler for any additional or closing remarks.

Randy Guiler - Dollar Tree, Inc. – VP of IR
Thank you, Shannon. Thank you for joining us for today's call and especially for your continued interest in Dollar Tree and Family Dollar. Our next quarterly earnings conference call to discuss Q2 results is tentatively scheduled for Thursday, August 27, 2020.

Operator
That does conclude today's teleconference. Thank you all for your participation. You may disconnect.